                                 SCHEDULE 14A

                           SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the securities Exchange Act of 1934

Filed by Registrant [X]
Filed by a Party other than the Registrant [_]
Check the appropriate box:
[X]   Preliminary Proxy Statement
[_] Confidential, for Use of the Commission only (as permitted by rule 14a-6(e)(2))
[_]   Definitive Proxy Statement
[_]   Definitive Additional Materials
[_]   Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12

                      Autonomous Technologies Corporation
--------------------------------------------------------------------------------
               (Name of Registrant as Specified in its Charter)

--------------------------------------------------------------------------------
    (Name of person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[X]   No fee required.
[_]   Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and O-11.
          1)  Title of each class of securities to which transaction applies:

          ______________________________________________________________________
          2)  Aggregate number of securities to which transaction applies:

          ______________________________________________________________________
          3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule O-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

          ______________________________________________________________________
          4)  Proposed maximum aggregate value of transaction:

          ______________________________________________________________________
          5)  Total fee paid:

          ______________________________________________________________________

[_]       Fee paid previously with preliminary materials

[_]       Check box if any part of the fee is offset as provided by Exchange
Act Rule O-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form of Schedule and the date of its filing.

          1)  Amount previously Paid:

          ______________________________________________________________________
          2)  Form, Schedule or Registration Statement No.:

          ______________________________________________________________________
          3)  Filing Party:

          ______________________________________________________________________
          4)  Date Filed:

          ______________________________________________________________________

          [LOGO OF AUTONOMOUS TECHNOLOGIES CORPORATION APPEARS HERE]



                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD JUNE 12, 1997

To our Stockholders:

     The Annual Meeting of Stockholders of Autonomous Technologies Corporation (the "Company") will be held on Thursday, June 12, 1997 at 9:00 a.m., local time, at the Company's principal executive offices located at 2800 Discovery Drive, Orlando, Florida 32826. The phone number at the Company's offices is
(407) 384-1600. At the meeting, the following items of business will be conducted:

     1. To elect seven directors to serve until the next Annual Meeting and until their successors have been elected and qualified;

     2. To approve an amendment to the Company's Third Amended and Restated Articles of Incorporation to increase the authorized number of shares of Common Stock from 15,000,000 to 25,000,000;

     3. To approve a proposal to amend the Company's 1995 Stock Option Plan to increase the number of shares available for grant from 1,050,000 to 1,750,000;

     4. To approve an amendment to the Company's Articles of Incorporation prohibiting the use of written consents unless the use thereof is approved in advance by the Board of Directors; and

     5. To act upon such other matters as may properly come before the meeting or any adjournment or postponement thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice. Only stockholders of record at the close of business on April 25, 1997 are entitled to notice of, and to vote at, the meeting and at any postponement or adjournment thereof. A list of stockholders entitled to vote at the Annual Meeting will be available for inspection at the offices of the Company for ten business days prior to the meeting.

                            By Order of the Board of Directors

                            /s/ Roslyn Palmiere
                            ----------------------------------
                            Roslyn Palmiere
                            Secretary

Orlando, Florida
April 28, 1997

--------------------------------------------------------------------------------
YOUR VOTE IS IMPORTANT. Please ensure that your shares will be represented at the meeting by completing, signing and returning your proxy card in the envelope provided, even if you plan to attend the meeting. Sending us your proxy will not prevent you from voting in person at the meeting should you wish to do so.
--------------------------------------------------------------------------------

                              PROXY STATEMENT FOR

                      1997 ANNUAL MEETING OF STOCKHOLDERS

                ------------------------------------------------

PROXY INFORMATION
The accompanying proxy is solicited on behalf of the Board of Directors of Autonomous Technologies Corporation (the "Company") for use at the Annual Meeting of Stockholders to be held on Thursday, June 12, 1997, at 9:00 a.m. Eastern Daylight Time, or at any adjournment or adjournments thereof, at the place and for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. If properly signed and returned and not revoked, the proxy will be voted in accordance with the instructions it contains. The persons named in the accompanying proxy will vote the proxy for the Board of Director's slate of directors and for Proposals 2, 3 and 4 unless contrary instructions are given. At any time before it is voted, each proxy granted may be revoked by the stockholder by a later dated proxy, by written revocation addressed to the Secretary of the Company at 2800 Discovery Drive, Orlando, Florida 32826 or by voting by ballot at the Annual Meeting.

This Proxy Statement, Notice of Annual Meeting and the accompanying proxy card will be mailed to stockholders on or about May 1, 1997.

COMMON STOCK, VOTING PROCESS AND QUORUM FOR MEETING
The Company's Common Stock is the only class of security entitled to vote at the Annual Meeting. Only stockholders of record at the close of business on April 25, 1997 will be entitled to vote on all matters to come before the meeting. Each outstanding share of Common Stock entitles its holder to cast one vote for each matter to be voted upon. On March 31, 1997, there were approximately 6,888,689 shares of Common Stock outstanding and entitled to vote at the Annual Meeting.

Votes cast by proxy or in person at the Annual Meeting will be tabulated to determine whether or not a quorum is present. The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the shares of Common Stock outstanding on April 25, 1997 will constitute a quorum. All proxies representing shares that are entitled to vote at the meeting will be counted toward establishing a quorum, regardless of whether such proxies contain abstentions or broker non-vote notifications.

SOLICITATION
The cost of preparing and mailing the enclosed material, which is estimated to be $10,000, will be borne by the Company. The Company may use the services of officers and employees of the Company (who will receive no additional compensation) to solicit proxies. The Company intends to request banks and brokers holding shares of the Company's stock to forward copies of the proxy material to those persons for whom they hold shares and to request authority for the execution of proxies. The Company will reimburse banks and brokers for their out-of-pocket expenses.

                    PROPOSAL NO. 1:  ELECTION OF DIRECTORS

Pursuant to the Company's Third Amended and Restated Articles of Incorporation, the Board of Directors of the Company has fixed the number of directors at seven. Each elected Director will serve until the next Annual Meeting of Stockholders or until his successor shall be elected and shall qualify. Proxies in the accompanying form will be voted for the seven nominees listed in the table that follows, except where authority is specifically withheld by the stockholder. All nominees are incumbent directors. If any of the nominees should become unable to accept election, or for good cause will not accept the election, the person named in the Proxy may vote for such other person or persons as may be designated by the Board of Directors, if any. Each nominee named below has indicated his willingness to accept election, and management has no reason to believe that any of the nominees named below will be unable or unwilling to serve.

The nominees for directors of the Company are as follows:

================================================================================
                             Principal Occupation     Age (at
                             or Employment during    April 25,        Director
      Name                   the past five years       1997)           Since
================================================================================
Randy W. Frey                Chairman of the Board,      39             1985
                             President and Chief
                             Executive Officer of
                             the Company since 1985
--------------------------------------------------------------------------------
Richard C. Capozza, Ph.D.    Director and the Company's  55             1995
                             Executive Vice President
                             and Chief Operating Officer
                             since September 1995;
                             Corporate Executive Vice
                             President for Science and
                             Technology of Pilkington
                             Barnes Hind from 1990 to
                             September 1995
--------------------------------------------------------------------------------
G. Richard Downes            Director and employee;      61             1992
                             served as the Company's
                             Vice President, Science
                             and Technology from June
                             1993 to March 1997; and
                             as Vice President of
                             Engineering from 1991 to
                             June 1993
--------------------------------------------------------------------------------
G. Arthur Herbert/(1)/       Director; Principal in a    70             1992
                             business consulting firm,
                             CEO Advisors of Orlando,
                             Florida since 1989; Director
                             of Techne Corporation, a
                             publicly-held diagnostics
                             firm
--------------------------------------------------------------------------------
Stanley Ruffett/(1)/         Director; self-employed     73             1992
                             business consultant since
                             1989
--------------------------------------------------------------------------------
Timothy Barabe/(1)/          Director (CIBA's designee   44             1995
                             on the Board); a Vice
                             President for CIBA Vision
                             since June 1993; and a Vice
                             President of CIBA-GEIGY
                             Composites from 1990 to
                             June 1993
--------------------------------------------------------------------------------
Richard H. Keates, MD.       Director; consultant to     64           1996; also
                             the Company and Professor                1992-1993
                             of Ophthalmology, University
                             of California, Irvine, from
                             1990 to January 1997
--------------------------------------------------------------------------------
/(1)/Member of Audit Committee
==============================

VOTE REQUIRED FOR APPROVAL OF ELECTION OF DIRECTORS
The affirmative vote of a majority of the shares of Common Stock having voting power present in person or represented by proxy, a quorum being present, is necessary to approve the election of each of the seven Director nominees.

BOARD OF DIRECTORS RECOMMENDATION
The Board of Directors recommends a vote "for" the nominees listed herein.

             INFORMATION CONCERNING THE OPERATION OF THE BOARD OF
                                   DIRECTORS

COMMITTEES
During the year ended December 31, 1996, there were nine meetings of the Board of Directors, 4 with telephonic participation. All of the directors attended at least 75% of the aggregate of the total number of meetings of the Board of Directors held during the period for which he served as a director and the total number of meetings held by the Audit Committee on which he may have served. The Board had only one outstanding committee, the Audit Committee, during 1996.

The Audit Committee consists of Messrs. Ruffett (Chair), Herbert and Barabe. The Audit Committee acts as a liaison between the Board and the independent auditors and oversees the engagement of the independent auditors. The Audit Committee reviews the planning and scope of the financial statement audits, the results of those audits and the adequacy of the Company's accounting and control practices. The Audit Committee held two meetings during 1996, both with representatives of Arthur Andersen LLC present.

On April 7, 1997, the Company's Board of Directors formed an Executive Compensation Committee consisting of the Company's outside directors (Messrs. Barabe, Herbert, Keates and Ruffett) and the Chairman, Mr. Frey. At the date of this Proxy, the Executive Compensation Committee has not held its initial meeting.

DIRECTOR COMPENSATION
During the first four months of 1996, directors were not compensated for their service. Out-of-pocket expenses were paid for attendance. In a meeting in May, the Board approved a plan whereby each non-employee director would receive $1,000 per month as compensation for service. Additionally, the Board approved a payment of $500 per full Board or Committee meeting attended for the same non-employee directors. The non-employee Directors so covered are Messrs. Ruffett, Herbert and Barabe. Directors Frey, Capozza and Downes do not receive additional compensation for their services as Directors. In July 1996, Dr. Keates was elected to the Board and entered into a consulting arrangement with the Company whereby his consulting fees include his participation as a Board member. Therefore Dr. Keates, a non-employee, does not accrue the aforementioned monthly or meeting fees. Dr. Keates is currently paid a retainer of $8,500 plus expenses per month as a consultant plus additional amounts as a function of the nature and location of the services performed. Per the terms of the consulting arrangement, Dr. Keates' retainer increases by $1,000 per month in each of the second and third years of his services.

Amounts paid to Directors during 1996 were as follows: Messrs. Ruffett and Herbert were paid $13,000 and $12,000, respectively, as consultants, $7,000 each as a Board retainer, and $1,500 for Board meeting or committee attendance, or a total of $21,500 for Mr. Ruffett and $20,500 for Mr. Herbert. Mr. Barabe was paid $7,000 as a Board retainer and $1,000 for meeting attendance, or a total of $8,000. Dr. Keates was paid $62,265 during 1996, of which $15,265 was expense reimbursement.

On April 7, 1997, the Board re-structured the compensation arrangement to terminate the aforementioned retainer of $1,000 per month for Board service after April 1997 and to increase meeting fees to $2,000 per meeting attended and $1,000 per committee meeting attended after March 1997 for non-employee directors (with the exception of Dr. Keates in accordance with his consulting agreement as described above). Additionally, on April 7, 1997, the Board instituted a plan of Board stock option participation whereby, upon initial election to the Board, a non-employee member will receive a non-qualified stock option from the Company's 1995 Stock Option Plan of 5,000 shares with a ten year term that is immediately fully vested at an exercise price equal to the NASDAQ closing price on the date of the first Board meeting attended by the new non-employee member. The Board also instituted an annual grant of 2,000 shares to non-employee members with a ten year term that is immediately fully vested at an exercise price equal to the market price on the date of the member's re-election to the Board (normally the Annual Meeting of the Shareholders). Dr. Keates is a participant in this plan of Board stock option participation. Initial grants of an option for 5,000 shares were made to Messrs. Barabe, Herbert, Keates and Ruffett at an exercise price of $5.25 on April 7, 1997, and upon re-election to the Board at the meeting for which this Proxy is being mailed, will receive another grant of 2,000 shares at an exercise price equal to the NASDAQ closing price for the Company's stock on June 12, 1997.

SECTION 16(a) REPORTING
The Company believes that all required reports of ownership and changes in ownership of the Company's Common Stock with the Securities Exchange Commission since April 30, 1996 (the date the Company's initial registration document was declared effective) on Forms 3, 4 or 5 have been filed during the period in a timely manner.

                             EXECUTIVE COMPENSATION

REPORT OF THE BOARD ON EXECUTIVE COMPENSATION
Until April 7, 1997, the Board of Directors in its entirety served as the Compensation Committee and was responsible for studying, determining and directing administration of the policies that govern salary compensation, bonuses and stock option and ownership programs for the executive officers of the Company. Subsequent to that date, such responsibilities will be discharged by the Executive Compensation Committee formed on that date (see above).

The Company's compensation program for executive officers has three basic tenets:
      1. To provide competitive total compensation, and mix thereof, to attract and retain qualified executive management;
      2. To provide an incentive component of cash bonuses that encourages achievement of short-term (one year or less) company goals;
      3. To provide an incentive component of stock options that encourages creation of long-term shareholder value.

During 1996 executive and employee compensation was reviewed through an internal study for comparative (to the outside) equity and internal equity (relative pay levels for adjudged contributions). Regarding executive officers, the Board 1) granted salary compensation increases to the Chairman/CEO and the Vice President, CFO and 2) then placed the executive officers on a "pay freeze" until further substantive progress is made in achieving milestones toward development of shareholder value. Executive officers and all other employees were also eligible for up to five cash bonuses based on company performance milestones throughout the year (the 1996 Bonus Plan). The Company achieved certain of the performance milestones, resulting in the executive bonuses detailed later in this Proxy Statement.

During 1996, no stock option grants (except under the Employee Stock Purchase Plan, as further described below) were made to any of the "Named Officers" based on the judgment that the grants made to attract new executives in 1995 were still sufficient incentive. Grants were made to two new executive officers to attract them to the Company during the year.

In 1997, there are similar short-term incentive and stock option incentives available to four of the executive officers (Frey, Capozza, Allen and Walts) upon successful attainment of certain Company goals for the year. The scope of the cash bonus opportunity for 1997 is similar to that of 1996. All qualifying employees of the Company also participate in the same plan with certain Company goals (the 1997 Bonus Plan). Additionally, there are other goals of the Company relating to revenue level, equity financing, and stock price for which the four executives above would be further compensated with non-qualified stock option grants should they achieve the goals (the 1997 Management Incentive Plan). Although the number of shares that would be issuable under this plan is variable based on the stock price at the time of achievement, it is estimated that the aggregate number of shares that would be granted under such options, should each of these other goals be met, is approximately 21,000.

1996 CHIEF EXECUTIVE OFFICER COMPENSATION
Randy Frey, Chairman of the Board, President and Chief Executive Officer, participates in a Company bonus program (see above) in addition to his base salary. As described above, the Board voted, with Mr. Frey's abstention, in May 1996, to increase his base salary to a level of $200,000 per annum from $125,000. The Board believes this base salary level is competitive and equitable for the scope of his duties and responsibilities heading a publicly-held company. Additionally, the Board increased Mr. Frey's base salary in recognition of his contributions to the achievements of the Company. As founder of the Company, Mr. Frey still holds almost 10% of the Company's Common Stock in the form of founder's stock. In light of this significant equity holding, the Board of Directors has not granted Mr. Frey stock options. The Board will review the matter of stock options to Mr. Frey in the future as company progress warrants.

Submitted by the Board of Directors, excluding employee officer members:

/s/ Stanley Ruffett
/s/ G. Arthur Herbert
/s/ Timothy Barabe
/s/ Dr. Richard H. Keates


EXECUTIVE COMPENSATION

Summary Compensation Table
The following table describes the compensation earned in the last three fiscal years to the Chief Executive Officer of the Company and each of the Company's four most highly compensated executive officers (the "Named Officers") whose 1996 cash compensation was $100,000 or more.

=======================================================================================================
                                                                                       Long-Term
                                                                                      Compensation
                                                  Annual Compensation                    Awards
=======================================================================================================
                                                                                     Number of Shares
                                     Year                             Other          Underlying Stock
   Name and Principal Position       (1)      Salary     Bonus     Compensation          Options
-------------------------------------------------------------------------------------------------------
Randy W. Frey (2)                    1996    $171,877   $20,192      $ 6,967               -----
Chairman of the Board, President     1995    $ 93,753   $ 1,000      $ 5,603               -----
and Chief Executive Officer          1994    $125,000   $ 5,209      $ 7,510               -----
-------------------------------------------------------------------------------------------------------
Richard C. Capozza, Ph.D. (3)        1996    $190,000   $29,231      $65,082               -----
Executive Vice President and         1995    $ 47,500   $ 1,000      $92,832             270,000
Chief Operating Officer              1994       -----     -----        -----               -----
-------------------------------------------------------------------------------------------------------
Monty K. Allen (4)                   1996    $118,125   $18,577      $ 5,728                 252
Vice President, Treasurer and        1995    $ 42,538   $ 1,000      $23,438              52,500
Chief Financial Officer              1994       -----     -----        -----               -----
=======================================================================================================

(1) 1996 is the calendar fiscal year ended December 31, 1996; 1995 is the fiscal year comprised of nine months ended December 31, 1995, when the Company made a fiscal year-end change; and 1994 is the fiscal year ended March 31, 1995.

(2) Mr. Frey's Other Compensation includes Company payments toward medical, dental, and prescription drug card benefits, short and long-term disability insurance and life insurance. In 1994 it also includes compensatory payments upon assignment of filed patent rights.

(3) Dr. Capozza's Other Compensation includes Company payments toward medical, dental, and prescription drug card benefits, short-term disability insurance and life insurance, and relocation expenses and related tax gross-up thereon. The tax gross-up has been accrued by the Company in its financial statements for the year of occurrence of the related relocation expenses and is paid to Dr. Capozza in the following year. Dr. Capozza was employed by the Company in September 1995. As a result, the 1995 amounts in the table above are for a partial fiscal year.

(4) Mr. Allen's Other Compensation includes Company payments toward medical, dental, and prescription drug card benefits, short-term disability insurance and life insurance, and relocation expenses. Mr. Allen was employed by the Company in August 1995. As a result, the 1995 amounts in the table above are for a partial fiscal year.

Option Grant Information
The only option grant made to any Named Officer during the year ended December 31, 1996 was made under the operation of the Company's 1996 Employee Stock Purchase Plan ("ESPP"), a Section 423 plan which began operation July 1, 1996. During the first offering period, which ended December 31, 1996, Monty K. Allen elected to contribute post-tax contributions that made him eligible to purchase 252 shares of the Company's Common Stock. Those shares represent 15.1% of total options granted to employees during 1996 in the ESPP and 0.09% of total options granted to employees during 1996 in the aggregate of the ESPP and the Company's 1995 Stock Option Plan. The exercise price for the 252 shares was $3.40 per share and the market price of the Common Stock at the date of effectiveness of the grant was $4.00 per share. The option expired and was exercised on December 31, 1996. As a result of the exercise of the option, Mr. Allen realized value of $151 at that date, which is not included in the summary compensation table above.

Option Exercises in the Last Year and Year End Option Table
No options were exercised, except for the aforementioned Employee Stock Purchase Plan activity, by the Named Officers during 1996. The following table provides information regarding unexercised stock options held by the Named Officers as of December 31, 1996.

                         FISCAL YEAR-END OPTION VALUES

 =====================================================================================================
                            Number of Securities Underlying        Value of Unexercised In-the-Money
                            Unexercised Options at Year-End             Options at Year-End (1)
======================================================================================================
           Name              Exercisable    Unexercisable             Exercisable    Unexercisable
------------------------------------------------------------------------------------------------------
Randy W. Frey                      -----            -----                   -----            -----
------------------------------------------------------------------------------------------------------
Richard C. Capozza, Ph.D.         54,000          216,000                $198,000         $792,000
------------------------------------------------------------------------------------------------------
Monty K. Allen                    10,500           42,000                $ 38,500         $154,000
======================================================================================================

(1) Value based on the difference between the last reported sale of the Company's Common Stock on the Nasdaq National Market of $4.00 per share on December 31, 1996, and the exercise price of the options.

EMPLOYMENT AGREEMENT

The Company has entered into an employment agreement dated June 2, 1995 with Mr. Terence A. Walts. Mr. Walts serves as a full-time sales and marketing consultant to the Company in the capacity of Chief Marketing Officer under the auspices of a 1995 Strategic Alliance Agreement ("SAA") with CIBA Vision Group Management, Inc. ("CIBA"). The agreement with Mr. Walts and the SAA provides that for the three years ending in June 1998, Mr. Walts will continue to be paid his base salary and benefits by, and maintain an office at, CIBA as a substantial part of the $1,000,000 of marketing services CIBA is obligated to provide during that same period. The Company has agreed to provide compensatory incentives to Mr. Walts during this period, including an annual cash bonus of $50,000 and a restricted common stock grant for which the Company has diminishing reversionary rights, determined in part by performance, during the three year period. The total number of shares under the stock grant was 120,000. At the end of the three year period, the Company has agreed to employ Mr. Walts on an "at will" basis at an annual salary of $180,000.

For 1997, unlike 1996, the Board of Directors agreed to include Mr. Walts in the 1997 Bonus Plan and 1997 Management Incentive Plan, both of which were described in the Report of the Board on Executive Compensation elsewhere in this Proxy.

                         STOCK PRICE PERFORMANCE GRAPH

The following is a line graph presentation that compares an index of stockholder return on a total return basis for the Company to the same measures for a broad market index and for an index of peer companies from May 1, 1996, the date of the Company's initial public offering, to December 31, 1996. The graph assumes $100 invested on May 1, 1996 in the Company's Common Stock and each of the indices. The Company's Common Stock is traded on the NASDAQ National Market under the symbol "ATCI."


                     [GRAPH WITH PLOT POINTS APPEARS HERE]


The line marked "NASDAQ" is the aggregate Nasdaq Stock Market for both U.S. and foreign issues (over 5,000 issues). The line marked "Peer Index" is an index of all U.S. and foreign companies listed on the New York Stock Exchange, American Stock Exchange and Nasdaq Stock Exchange with a Standard Industrial Classification ("SIC") code within the range of 3840 to 3849 (over 200 issues). The 384x SIC code is entitled Surgical, Medical and Dental Instruments and Supplies.

The actual data points embedded in the graph above are noted in the following table. The information in the table was obtained from the Center for Research in Security Prices at the University of Chicago Graduate School of Business.


=======================
Index Value Data Points
=======================---------------------------------------------------------
    1996 Date          5/1   5/31   6/30  7/31  8/31   9/30  10/31  11/30  12/31
--------------------------------------------------------------------------------
    Autonomous       100.0   90.9   71.2  48.5  66.7   50.0   50.0   47.0   48.5
--------------------------------------------------------------------------------
    NASDAQ           100.0  103.8   98.9  89.9  95.1  102.2  101.2  107.3  107.2
--------------------------------------------------------------------------------
    Peer Index       100.0  104.3  101.6  94.7  99.0  106.1  101.4  106.6  104.7
================================================================================

        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information known to the Company regarding the beneficial ownership of the Company's Common Stock as of March 31, 1997, unless otherwise indicated, by (1) each person known to the Company to own more than 5% of the issued and outstanding Common Stock, (2) each of the Company's directors, (3) each of the Named Officers, and (4) all directors and executive officers as a group. Except as otherwise indicated, each person has sole voting and investment power with respect to all shares shown as beneficially owned.


==================================================================================================
                                             Shares of Common Stock         Approximate Percent
Beneficial Owner                             Beneficially Owned (1)         Beneficially Owned
==================================================================================================
CIBA Vision Group Management, Inc. (2)
11460 Johns Creek Parkway
Duluth, GA  30136                                        1,256,550                       18.11%
--------------------------------------------------------------------------------------------------
Timothy Barabe (2)                                       1,256,550                       18.11%
--------------------------------------------------------------------------------------------------
Heartland Advisors, Inc. (3)
790 North Milwaukee Street
Milwaukee, WI  53202                                       682,000                        9.83%
--------------------------------------------------------------------------------------------------
Randy W. Frey (4)                                          665,250                        9.59%
--------------------------------------------------------------------------------------------------
Terence A. Walts (5)                                       132,000                        1.90%
--------------------------------------------------------------------------------------------------
Richard C. Capozza, Ph.D. (6)                               81,001                        1.17%
--------------------------------------------------------------------------------------------------
G. Richard Downes (7)                                       75,180                        1.08%
--------------------------------------------------------------------------------------------------
G. Arthur Herbert (8)                                       63,150                          *
--------------------------------------------------------------------------------------------------
Stanley Ruffett                                             29,850                          *
--------------------------------------------------------------------------------------------------
Richard H. Keates, MD                                       28,950                          *
--------------------------------------------------------------------------------------------------
Monty K. Allen (9)                                          10,169                          *
--------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------
All Directors and Executive Officers
as a Group (13 persons) (10)                             2,355,192                       33.95%
==================================================================================================

* Represents beneficial ownership of less than one percent of the outstanding Common Stock

(1) The persons and entities in the table above have sole voting and investment power with respect to all shares shown as beneficially owned by them, except as noted in the footnotes below.

(2) The shares are owned by CIBA Vision Group Management, Inc., a wholly owned subsidiary of Novartis U.S., Inc., in turn a wholly owned subsidiary of Novartis, Ltd. of Basel Switzerland, engaged in the business of vision care products and services. The number of shares beneficially owned does not include 529,500 shares that may be issuable on May 15, 1999 to CIBA under the terms of the 1995 Strategic Alliance Agreement. Mr. Barabe is an officer of CIBA, and he serves on the Company's Board of Directors as the designee of CIBA. Mr. Barabe disclaims beneficial ownership of the securities of the Company owned by CIBA. As part of the Strategic Alliance, the Company and certain of its stockholders agreed to vote their shares of stock, then owned and thereafter acquired, in favor of the election of CIBA's single designee to the Board of Directors for as long as CIBA shall maintain 7.5% ownership of the Company on a fully diluted, common stock equivalent basis.

(3) As reported by Heartland Advisors, Inc. on Schedule 13-G dated January 8, 1997.

(4) Excludes 525 shares of Common Stock and warrants for 450 shares of Common Stock exercisable through February 28, 1999 at $3.33 per share held by Mr. Frey's mother, for which he disclaims any beneficial ownership.

(5) Includes 120,000 shares of Common Stock which are subject, in part, to a divestment pursuant to the terms of a consulting agreement with the Company and warrants to acquire 6,000 of Common Stock exercisable through February 28, 1999 at $3.33 per share. Excludes 1,300 shares of Common Stock held as custodian for his daughter and 7,500 shares of Common Stock and 7,500 warrants held by his parents, both of which he disclaims any beneficial ownership. For a description of the terms and conditions of the consulting agreement, see the foregoing section of this Proxy entitled "Employment Agreement."

(6) Includes warrants to acquire 15,000 shares of Common Stock exercisable through February 28, 1999 at $3.33 per share. Excludes options to acquire 216,000 shares which are not exercisable within 60 days.

(7) Includes options to acquire 13,080 shares of Common Stock which are exercisable within 60 days. Excludes options to acquire 2,220 shares of Common Stock which are not exercisable within 60 days and an aggregate of 7,750 outstanding shares and stock options owned by Mr. Downes' son, a non-officer employee of the Company, for which he disclaims any beneficial ownership.

(8) Includes warrants to acquire 15,000 shares of Common Stock exercisable through February 28, 1999 at $3.33 per share.

(9) Excludes options to acquire 42,370 shares which are not exercisable within 60 days.

(10) Includes options to acquire 13,080 shares of Common Stock which are exercisable within 60 days and warrants to acquire 36,000 shares of Common Stock exercisable through February 28, 1999 at $3.33 per share. Excludes options which are not exercisable within 60 days.

            PROPOSAL NO. 2:  AMENDMENT OF ARTICLES OF INCORPORATION
                      TO INCREASE AUTHORIZED COMMON STOCK

On February 13, 1997, the Company's Board approved, subject to stockholder approval, an amendment to the Company's Third Amended and Restated Articles of Incorporation (the "Articles") increasing the number of shares of Common Stock that the Company is authorized to issue from 15 million to 25 million (the "Amendment").

The Company's Board has determined that an increased number of authorized shares of the Company's Common Stock is in the best interest of the Company and its stockholders. Unless and until the Company achieves profitability and positive cash flows, it will need to conduct future financings, at least some of which would probably be equity financings. The Company intends to use authorized and unissued shares of the Company's Common Stock for various corporate purposes, including, but not limited to, such future financing transactions. The Company anticipates seeking additional funds during 1997 for funding continued clinical trials, increasing production rates, and building a sales and marketing organization for it's T-PRK/(R)/ System. Authorized and unissued shares of the Company's Common Stock may be issued for the foregoing purposes by the Board of Directors without further action by the Company's stockholders unless the issuance is in connection with a transaction for which stockholder approval is otherwise required under applicable law, regulation or agreement.

Pursuant to the Articles, the Company is currently authorized to issue 15,000,000 shares of Common Stock. As of March 31, 1997, there were 6,888,689 outstanding shares of the Company's Common Stock. An additional total of 2,634,573 shares of the Company's Common Stock have been reserved for issuance upon grants or exercise of stock options (under the Company's 1995 Stock Option Plan and the 1996 Employee Stock Purchase Plan), warrants, and upon the issuance of additional shares to CIBA in 1999 under the terms of the 1995 Strategic Alliance Agreement. Should Proposal No. 3 (an increase in shares available in the Option Plan) be adopted by stockholders at this Annual Meeting, and should all such additional options be granted, the Company's total of reserved Common Stock would increase from 2,634,573 to 3,334,573 shares.

The Company is authorized to issue up to 1,000,000 shares of Preferred Stock. The Board of Directors has authority to issue the Preferred Stock in one or more series and to fix the number of shares constituting any such series, and the voting powers, designations, preferences, and relative participating, optional or other special rights and qualifications, limitations or restrictions thereof, including the dividend rights, dividend rate, terms of redemption, redemptions prices, conversion and voting rights, and liquidation preferences, without any further vote or action by the Holders of Common Stock.

The authority of the Board of Directors to issue Preferred Stock could be used to discourage attempts by others to obtain control of the Company through a merger, tender offer, proxy or consent solicitation, or otherwise, by making such attempts more difficult to achieve and more costly. The Board of Directors may issue Preferred Stock without approval of the holders of Common Stock and with voting rights that could adversely affect the voting power of the then existing holders of Common Stock. There are no agreements or understandings for the issuance of Preferred Stock, and the Board of Directors has no present intention of issuing any shares of Preferred Stock.

If this proposal is adopted by the Company's stockholders, the first paragraph of Article IV of the Company's Third Amended and Restated Articles of Incorporation would be changed to read as follows in its entirety:

--------------------------------------------------------------------------------
                                   ARTICLE IV
                                 CAPITAL STOCK

The maximum number of shares of its common stock that the Corporation is authorized to have outstanding at any one time is 25,000,000 shares, $0.01 per share par value (the "Common Stock"). The maximum number of shares of its preferred stock that the Corporation is authorized to have outstanding at any time is 1,000,000 shares, $0.01 per share par value (the "Preferred Stock").
The consideration to be paid for each share shall be fixed by the Board and may be paid in whole or in part in cash or other property, tangible or intangible, or in labor or services actually performed or to be performed for the Corporation, with a value, in the judgment of the directors, equivalent to or greater than the full value of the shares.
--------------------------------------------------------------------------------

VOTE REQUIRED FOR APPROVAL OF AMENDMENT OF THE COMPANY'S ARTICLES
The affirmative vote of a majority of the shares of Common Stock having voting power present in person or represented by proxy, a quorum being present, is necessary to approve the Amendment to the Company's Third Amended and Restated Articles of Incorporation.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL NO. 2, THE AMENDMENT TO
                                         ---
INCREASE THE AUTHORIZED NUMBER OF SHARES OF COMMON STOCK OF THE COMPANY FROM 15 MILLION TO 25 MILLION.


             PROPOSAL NO. 3:  APPROVAL OF AMENDED STOCK OPTION PLAN

On February 13, 1997, the Board of Directors approved, and recommended that the Company's stockholders approve, an amendment to the Company's 1995 Stock Option Plan (the "1995 Plan") to increase the number of shares of Common Stock available in that plan from 1,050,000 to 1,750,000.

As of March 26, 1997, the most recent date of grants made prior to April 1, 1997 under the 1995 Plan, the Company has granted actual or pending options on 979,650 shares out of the 1995 Plan's original authorization of 1,050,000 shares, leaving 70,350 shares available for future option grants.

It is the Company's practice to grant an option for a minimum of 1,000 shares to each employee after completion of an initial probationary period. Additionally, in the case of attracting certain technical, managerial or executive personnel, stock options have been and are expected to remain an important part of the compensatory package that the Company can offer. The Company wishes to remain in a position to utilize stock options to assist in the accomplishment of the Company's business objectives. Of the options on 979,650 shares that have been granted since the formation of the 1995 Plan, options on 522,500 shares (53%) have been granted to attract five executive officers to join the Company. The balance of 457,150 shares (47%) have been granted to reward employee accomplishments in periods prior to formation of the 1995 Plan, to attract and retain certain technical and managerial personnel to employment, to reward accomplishments since the 1995 Plan formation, and to implement the objective that all employees hold an equity interest in the Company. In order for options to be granted above the current authorized options, and for those options to be treated as qualified options, the increase in shares available for issuance under the Stock Option Plan must be approved by the Shareholders.

If this proposal is adopted by the Company's stockholders, section 3(a) of the Company's 1995 Stock Option Plan would be changed to read as follows in its entirety:

--------------------------------------------------------------------------------
3.  Stock Subject to Option
    -----------------------

(a) Total Number of Shares.  The total number of shares of Stock which may be
    ----------------------
issued by the Company to all Optionees under this Plan is 1,750,000 shares. The total number of shares of Stock which may be so issued may be increased only by a resolution adopted by the Board of Directors and approved by the shareholders of the Company.
--------------------------------------------------------------------------------

VOTE REQUIRED FOR APPROVAL OF AMENDMENT OF THE COMPANY'S 1995 PLAN

The affirmative vote of a majority of the shares of Common Stock having voting power present in person or represented by proxy, a quorum being present, is necessary to approve the Amendment to the Company's 1995 Stock Option Plan.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL NO. 3, THE AMENDMENT TO
                                         ---
INCREASE THE AUTHORIZED NUMBER OF SHARES OF COMMON STOCK UNDER THE COMPANY'S 1995 PLAN FROM 1,050,000 TO 1,750,000.


PROPOSAL NO. 4:  AMENDMENT OF THE ARTICLES OF INCORPORATION PROHIBITING THE USE
 OF WRITTEN CONSENTS UNLESS THE USE THEREOF IS APPROVED IN ADVANCE BY THE BOARD OF DIRECTORS

On April 7, 1997, the Company's Board of Directors approved, subject to stockholder approval, an amendment to the Company's Third Amended and Restated Articles of Incorporation (the "Articles"), providing that any action to be taken by written consent in lieu of an annual or special meeting of the stockholders is prohibited unless the use of written consents is approved in advance thereof by the Board. The Company's Board further approved, subject to stockholder approval, an amendment to the Articles providing that an affirmative vote of the holders of not less than two-thirds of the outstanding voting shares is required to amend such prohibition of use of written consents by the stockholders set forth above. The Board of Directors believes these changes to be in the best interest of the Company and its Stockholders.

GENERAL

The Board of Directors believes that it is in the best interest of the Company and its stockholders to approve an amendment of the Company's Articles to adopt this measure eliminating certain procedural advantages in favor of a hostile acquirer and strengthening the ability of management to resist removal of directors and management or takeovers deemed undesirable. It is proposed that the Articles be amended to provide that any action to be taken by written consent in lieu of an annual or special meeting of the stockholders is prohibited unless the use of written consents is approved in advance thereof by the Board of Directors.

Takeover attempts that have not been negotiated or approved by the board of directors of a company can seriously disrupt the business and management of a company and generally present to the stockholders a risk of terms that may be less favorable to all of the stockholders and would be available in a board-approved transaction. Board-approved transactions may be carefully planned and undertaken at an opportune time in order to obtain maximum value for the company and all of the stockholders with due consideration to matters such as the recognition or postponement of gain or loss for tax purposes, the management and business of the acquiring company and maximum strategic deployment of company assets.

The Board of Directors recognizes that takeover attempts do not always have the unfavorable consequences or effects described above and may frequently be beneficial to the stockholders, providing all of the stockholders with considerable value for their shares. The Board of Directors further recognizes that the Company is subject to anti-takeover provisions under Florida law that apply. The Common Stock of the Company is subject to the "affiliated transactions" and "control-share acquisition" provisions of the Florida Business Corporation Act. These provisions require, subject to certain exceptions, that an "affiliated transaction" be approved by the holders of two-thirds of the voting shares other than those beneficially owned by an "interested shareholder" or by a majority of disinterested directors and that voting rights be conferred on "control shares" acquired in specified control share acquisitions only to the extent conferred by resolution approved by the stockholders, excluding holders of shares defined as "interested shares."

In spite of these statutory protections, the Board of Directors believes that the potential disadvantages for un-approved takeover attempts are sufficiently great and that prudent steps to reduce the likelihood of such takeover attempts are in the best interests of the Company and its stockholders. Accordingly, the Board of Directors believes that this proposal should be adopted to eliminate a procedural tactic that a hostile acquirer could take.

Notwithstanding the belief of the Board of Directors as to the benefits to stockholders of the changes, stockholders should recognize that one of the effects of such changes may be to discourage a future attempt to acquire control of the Company that is not presented to and approved by the Board of Directors, but to which a substantial number, and perhaps even a majority of the Company's stockholders, might believe to be in their best interests or in which stockholders might receive a substantial premium for their shares over the current market prices. As a result, stockholders who might desire to participate in such a transaction may not have an opportunity to do so.

The new provisions in the Company's Articles could make it more difficult to implement a change in control of the Company that is opposed by the Board of Directors. This strengthened authority of the Board of Directors could enable the Board of Directors to resist change and otherwise thwart the desires of a majority of the stockholders and presents a potential conflict of interest for the Board of Directors and management by allowing management the ability to negotiate terms beneficial to itself in the event of a negotiated business combination.

While the Board of Directors has no knowledge of any specific effort to accumulate the Company's Common Stock or to obtain control of the Company by other means, it believes that it is prudent to be prepared in advance and, for that reason, it has carefully considered what measures might be taken to protect against takeover attempts that the Board of Directors is unable to recommend as being in the best interests of the Company and its stockholders.

If this proposal is adopted by the Company's stockholders, Article XI would be amended to read and a new Article XIII of the Company's Articles would be added to read as follows:

--------------------------------------------------------------------------------
                                   ARTICLE XI
                         SHAREHOLDER QUORUM AND VOTING

A majority of the shares entitled to vote, represented in person or in proxy, shall constitute a quorum at a meeting of the shareholders. If a quorum is present, the affirmative vote of a majority of the shares represented at the meeting and entitled to vote on the subject matter shall be the act of the shareholders, unless otherwise set forth herein.

--------------------------------------------------------------------------------
                                  ARTICLE XIII
                        PROHIBITION OF WRITTEN CONSENTS
                       WITHOUT BOARD OF DIRECTOR APPROVAL

Action to be taken by written consent in lieu of an annual or special meeting of the shareholders is prohibited unless the use of written consents is approved in advance thereof by the Board of Directors. Any amendment of this provision requires an affirmative vote of the holders of not less than two-thirds of the outstanding voting shares.
--------------------------------------------------------------------------------

VOTE REQUIRED FOR APPROVAL OF AMENDMENT OF THE COMPANY'S ARTICLES
The affirmative vote of the holders of not less than two-thirds of the outstanding voting shares, present in person or represented by proxy, is necessary to approve this amendment to the Company's Third Amended and Restated Articles of Incorporation.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL NO. 4, AN AMENDMENT OF THE
                                         ---
ARTICLES OF INCORPORATION PROHIBITING THE USE OF WRITTEN CONSENTS UNLESS THE USE THEREOF IS APPROVED IN ADVANCE BY THE BOARD OF DIRECTORS, AN AFFIRMATIVE VOTE OF TWO-THIRDS OF THE OUTSTANDING VOTING SHARES REQUIRED TO AMEND SUCH PROVISION.


                                 OTHER BUSINESS

The Board of Directors is not aware of any other matter that may be presented for action at the Annual Meeting. Should any other matter requiring a vote of the stockholders arise, the enclosed proxy card gives authority to the persons listed on the card to vote at their discretion in the best interest of the Company.

Representatives of Arthur Andersen LLP, the company's independent public accountants, are expected to be present at the Annual Meeting to respond to appropriate questions and to make a statement if the representatives so desire. Arthur Andersen LLP has been the Company's independent public accountants continuously since the audit performed as of March 31, 1993 and for the fiscal year then ended. Arthur Andersen LLP also provides the service of preparing the Company's Federal and state tax returns and filings.

                   STOCKHOLDER PROPOSALS FOR THE 1998 MEETING

Stockholder proposals that are intended to be presented at the Company's annual meeting of stockholders to be held in 1998 must be received by the Company no later than January 2, 1998 in order to be included in the proxy statement and related proxy materials.

                     ANNUAL REPORT AND FINANCIAL STATEMENTS

A copy of the Company's Annual Report for 1996, which contains the Company's Form 10-K in its entirety, including the financial statements of the Company, accompanies this proxy statement. The Company will provide an additional Form 10-K copy or copies to any stockholder as of the record date, who so requests in writing. Such requests should be directed to Roslyn Palmiere, Secretary of the Company at 2800 Discovery Drive, Orlando, Florida 32826.

The Company has chosen to mail its Annual Report and Financial Statement on Form 10-K with this proxy material to stockholders, such mailing to take place on or around May 1, 1997.

          [LOGO OF AUTONOMOUS TECHNOLOGIES CORPORATION APPEARS HERE]


                             2800 DISCOVERY DRIVE
                               ORLANDO, FL 32826
                                 407-384-1600

PROXY CARD

Randy W. Frey, Monty K. Allen and Roslyn Palmiere, or any of them, are hereby authorized, with full power of substitution, to represent and to vote the stock of the undersigned at the Annual Meeting of Stockholders of the Company to be held on June 12, 1997, or at any postponement, adjournment or continuation thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.

Unless a contrary instruction is indicated, this Proxy will be voted FOR all
                                                                     ---
nominees listed in Proposal 1 and FOR Proposals 2, 3 and 4, as more specifically
                                  ---
described in the Proxy Statement. If specific instructions are indicated, this Proxy will be voted in accordance therewith.

1.  Election of Directors. Nominees: Randy W. Frey, Richard C. Capozza,
    G. Richard Downes, G. Arthur Herbert, Stanley Ruffett, Timothy Barabe, Richard H. Keates

For the above slate of nominees: [_]
---

Withheld for the above slate:    [_]
--------

If withheld for only part of the slate, please list the nominee(s) that you are not in favor of:
                ----------------------------------------------------------------

2. Approve an amendment to the Company's current Articles of Incorporation increasing the number of authorized shares of Common Stock from 15,000,000 to 25,000,000.

For the amendment to increase authorized shares:      [_]
---

Against the amendment to increase authorized shares:  [_]
-------

Abstain:                                              [_]
-------

3. Approve an amendment to the Company's 1995 Stock Option Plan to increase the number of shares available for grant from 1,050,000 to 1,750,000.

For the amendment to increase shares available in the 1995
---
Stock Option Plan:                                                   [_]

Against the amendment to increase shares available in the 1995
-------
Stock Option Plan:                                                   [_]

Abstain:                                                             [_]
-------

4. Approve an amendment to the Company's Articles of Incorporation prohibiting the use of written consents unless the use thereof is approved in advance by the Board of Directors.

For the amendment prohibiting the use of written consents:           [_]
---

Against the amendment prohibiting the use of written consents:       [_]
-------

Abstain:                                                             [_]
-------

You are encouraged to specify your choices by marking the appropriate box. This Proxy, when properly executed, is voted in the manner directed herein by the undersigned stockholder. The Proxies cannot vote your shares unless you sign and return the Card. In their direction, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

I plan to attend the meeting:      [_]


Signature(s):                                                 Date:
             ------------------------------------------------       ------------